Exhibit 15.1

NUVO GROUP LTD.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Nuvo Group Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nuvo Group Ltd. and its subsidiary (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in shareholders’ capital deficiency and cash flows for each of the three years in the period ended December 31, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1b to the consolidated financial statements, the Company has not generated significant revenues from its operations and has suffered recurring losses from operations and negative cash flows from operations. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1b. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman & Kesselman

Certified Public Accountants (Isr.)

A member of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

May 7, 2024

We have served as the Company’s auditor since 2022.

NUVO GROUP LTD.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$553	$837
Restricted cash	-	271
Accounts receivable, net of credit losses of zero as of December 31, 2023 and 2022, respectively	40	-
Other current assets	964	962
Inventory	20	535
TOTAL CURRENT ASSETS	$1,577	$2,605

NON-CURRENT ASSETS:
Property and equipment, net	741	909
Restricted cash	28	34
Severance pay fund	-	200
Other assets	1,140	-
TOTAL NON-CURRENT ASSETS	1,909	1,143
TOTAL ASSETS	$3,486	$3,748

LIABILITIES AND REDEEMABLE CROSSOVER PREFERRED SHARES, NET OF CAPITAL DEFICIENCY
CURRENT LIABILITIES:
Accounts payable and accruals:
Trade	952	981
Other	3,307	3,727
Commitment to shareholder (see Note 17)	-	1,945
SAFE liability	16,059	26,282
Convertible loans	10,378	9,109
Current maturities of bridge loans	249	-
TOTAL CURRENT LIABILITIES	30,945	42,044

NON-CURRENT LIABILITIES
Accrued severance pay	-	408
Bridge loans	949	-
Redeemable crossover preferred shares - put option derivative	7,464	-
COMMITMENTS AND CONTINGENT LIABILITIES (see Note 12)
TOTAL LIABILITIES	$39,358	$42,452

Redeemable crossover preferred shares and incentive shares, par value NIS 0.01 per share; 2,800,000 and zero shares authorized as of December 31, 2023 and 2022; 1,850,147 and zero shares issued and outstanding at December 31, 2023 and 2022, respectively	31,618	-

SHAREHOLDERS’ CAPITAL DEFICIENCY:
Ordinary shares, par value NIS 0.01 per share; 40,000,000 shares authorized as of December 31, 2023 and 2022; 15,505,853 shares and 15,477,374 shares issued and outstanding at December 31, 2023 and 2022, respectively	39	39
Additional paid-in capital	76,245	71,376
Accumulated deficit	(143,774)	(110,119)
Total redeemable crossover preferred shares and capital deficiency	(67,490)	(38,704)
Total liabilities, net of capital deficiency	$3,486	$3,748

The accompanying notes are an integral part of the consolidated financial statements.

NUVO GROUP LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(U.S. dollars in thousands, except share and per share data)

	Year Ended December 31,
	2023	2022	2021
Revenues	$176	$-	$-
Cost of revenues	191	-	-
GROSS LOSS	(15)	-	-
Operating expenses
Research and development, net	8,324	9,893	10,470
Sales and marketing	3,221	4,752	2,369
General and administrative	5,073	6,161	14,727
Total operating expenses	16,618	20,806	27,566
LOSS FROM OPERATIONS	(16,633)	(20,806)	(27,566)
Change in fair value of financial instruments	(18,017)	971	(5,948)
Other financial expenses, net	(44)	(69)	(565)
LOSS BEFORE TAX EXPENSE	(34,694)	(19,904)	(34,079)
TAX EXPENSES	(1,039)	775	433
TOTAL COMPREHENSIVE LOSS	$(33,655)	$(20,679)	$(34,512)
NET LOSS PER SHARE - BASIC AND DILUTED	$(1.86)	$(1.21)	$(2.03)
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING NET LOSS PER SHARE - BASIC AND DILUTED	18,046,742	17,023,397	16,964,727

The accompanying notes are an integral part of the consolidated financial statements.

NUVO GROUP LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ CAPITAL DEFICIENCY

(U.S. dollars in thousands, except share data)

			Additional
	Ordinary shares		Paid-in	Accumulated
	Number	Amount	capital	Deficit	Total
Balance as of January 1, 2021	15,326,951	$39	$53,673	$(54,928)	$(1,216)
Exercise of options	64,294	*	139	-	139
Share-based compensation	-	-	9,750	-	9,750
Comprehensive loss	-	-	-	(34,512)	(34,512)
Balance as of December 31, 2021	15,391,245	$39	$63,562	$(89,440)	$(25,839)
Exercise of options	86,129	*	40	-	40
Share-based compensation	-	-	7,774	-	7,774
Comprehensive loss	-	-	-	(20,679)	(20,679)
Balance as of December 31, 2022	15,477,374	39	71,376	(110,119)	(38,704)
Exercise of options (see note 13d)	28,479	*	*	-	*
Share-based compensation	-	-	3,095	-	3,095
Bridge loan warrants	-	-	865	-	865
Settlement of commitment to shareholder	-	-	909	-	909
Comprehensive loss	-	-	-	(33,655)	(33,655)
Balance as of December 31, 2023	15,505,853	$39	$76,245	$(143,774)	$(67,490)

*	Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

NUVO GROUP LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net loss	$(33,655)	$(20,679)	$(34,512)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	206	495	214
Remeasurement of financial instruments	18,017	(971)	5,948
Share-based compensation	3,095	7,774	9,750
Non-cash interest expense	16	-	-
Other financial expense (income), net	11	(62)	14
Changes in fair value of commitment to shareholder	(1,036)	(1,500)	3,445
Amortization of debt discount	14	-	-
Loss (gain) on amounts funded in respect of severance pay	-	23	(29)
Changes in operating assets and liabilities
Inventory	515	(16)	(352)
Accounts receivable, net	(40)	-	-
Other current assets	(2)	(394)	(324)
Other assets	(1,140)	-	-
Trade payables	(29)	623	(68)
Other accounts payable	(436)	1,208	1,523
Convertible loans	(284)	-	-
Accrued severance pay	(208)	28	37
Net cash used in operating activities	(14,956)	(13,471)	(14,354)
Cash flows from investing activities:
Amounts funded in respect of severance pay	-	(24)	(25)
Purchase of property and equipment	(38)	(253)	(238)
Net cash used in investing activities	(38)	(277)	(263)
Cash flows from financing activities:
Exercise of options	-	40	139
Proceeds from issuance of convertible loans	495	7,435	-
Proceeds from issuance of SAFE liability	-	2,350	18,267
Repayment of convertible loans	(1,100)	-	-
Proceeds from redeemable crossover preferred shares	13,000	-	-
Proceeds from bridge loans and warrants	2,049	-	-
Net cash provided by financing activities	14,444	9,825	18,406
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11)	61	(12)
(Decrease) in cash and cash equivalents, and restricted cash	(561)	(3,862)	3,777
Cash, cash equivalents and restricted cash at the beginning of the year	$1,142	$5,004	$1,227
Cash, cash equivalents and restricted cash at the end of the year	$581	$1,142	$5,004

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$8	$19
Cash paid for interest	$284	$-	$-

Noncash investing and financing activities
Cashless exercise of stock options	$157	$-	$-
Issuance of SAFE liability	$1,465	$-	$-
Settlement of commitment to shareholder	909	-	-

The accompanying notes are an integral part of the consolidated financial statements.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

NOTE 1 - DESCRIPTION OF BUSINESS

a.	General

Nuvo Group Ltd. (the “Company”) was incorporated under the laws of Israel and commenced operations in June 2006.

The Company operates in one line of business and is engaged in research, development and marketing of innovative medical devices and services for pregnancy monitoring.

In 2009 the Company established a wholly-owned subsidiary under the laws of the State of Delaware, Nuvo Group USA, Inc. (the “Subsidiary”), which provides distribution services under an intercompany distribution agreement with the Company.

As of December 31, 2023 and 2022, substantially all of the Company’s long-lived assets are located in Israel.

b.	Liquidity and Going Concern

The Company is engaged in research and development activities, currently commercializing its product, INVU, which has not yet generated material revenues from operations. The Company has an accumulated deficit as of December 31, 2023, as well as a history of net losses and negative operating cash flows since its inception. The Company has funded its operations through financing, mainly equity issuance, convertible loans agreements (“Convertible Loans”) and Simple Agreements for Future Equity (“SAFE”). The Company expects to continue to incur losses and negative cash flows from operations until INVU reaches commercial profitability. As a result of these expected losses and negative cash flows from operations, along with the Company’s current cash position, the Company does not have sufficient resources to fund operations for the next 12 months from the issuance of these financial statements. These circumstances raise a substantial doubt about the Company’s ability to continue as a going concern. These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. Management’s plans include the continued development and commercialization of the Company’s product. For this purpose, the Company intends to raise additional financing through the sale of additional equity securities, incurrence of debt, or capital inflows from strategic partnerships.

In the context of obtaining sustainable funding and in order to continue as a going concern, the Company has evaluated a broad range of financing options. On May 1, 2024, the Company completed its previously announced de-SPAC merger transaction with LAMF Global Ventures Corp I (“LAMF”), a NASDAQ listed Special Purpose Acquisition Company (“SPAC”) (see below). Following the de-SPAC, the Company still does not have sufficient resources to fund its operations for the next 12 months and will continue to depend on additional funding in the future.

There is no assurance, however, that the Company will be successful in obtaining the level of financing needed for its operations. If the Company is unsuccessful in commercializing its products and raising capital, it may be compelled to delay, restrict, reduce, or terminate its current activities or even discontinue one or more of its development programs entirely.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

Business Combination Agreement (BCA) and the de-SPAC transaction:

On April 25, 2023 the Company and LAMF signed a non-binding letter of intent (the “LOI”), contemplating entry into the BCA and its consummation, which was extended first on May 16, 2023 and then on May 31, 2023, and expired on June 14, 2023. On July 12, 2023, both parties entered into another LOI with an expiry date of August 14, 2024 (see below). The LOI contemplates a valuation of the Company before the BCA’s execution of $269,000, excluding a seller earnout of approximately $31,000 for the Company. On August 17, 2023 the Company and LAMF executed the BCA. Based on the BCA and upon the consummation of the mergers contemplated therein, the Company will become a subsidiary of Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”) (the “de-SPAC”).

On May 11, 2023, LAMF held an extraordinary general meeting of shareholders. In this meeting, LAMF Shareholders approved amendments to the existing governing documents to extend the date by which LAMF must complete an initial business combination from May 16, 2023 to November 16, 2023, and to allow LAMF, without another shareholder vote, by resolution of the LAMF Board, to elect to further extend the date by which LAMF must complete an initial business combination in one-month increments up to six additional times, or a total of up to twelve months total, up to May 16, 2024. On January 8, 2024, the LAMF Board elected to extend the extended date to February 16, 2024 through an additional monthly extension. LAMF’s articles of association provides that the Company has the right to extend the deadline date up to three additional times for an additional one month each time, from February 16, 2024, the current deadline date, to up to May 16, 2024.

On May 1, 2024, the Company completed its previously announced de-SPAC merger transaction with LAMF. Each Nuvo Share issued and outstanding will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, automatically be deemed to have been transferred and automatically deemed for all purposes to represent only the right to receive a number of Holdco Ordinary Shares equal to the Equity Exchange Ratio. Each Nuvo Crossover Preferred Share issued and outstanding will represent only the right to receive a number of Holdco Preferred Shares. Each Nuvo Warrant issued and outstanding will be assumed by Holdco, and each such Nuvo Warrant shall be converted into a warrant to purchase Holdco Ordinary Shares (each, a “Converted Warrant”). Each Converted Warrant shall continue to have and be subject to the same terms and conditions as were applicable to such Nuvo Warrant immediately before the Acquisition Effective Time (including expiration date and exercise provisions), except as explicitly set forth in the Business Combination Agreement. All of the outstanding and unexercised options to purchase Nuvo Shares, whether or not then vested or fully exercisable, granted to any current or former employee, officer, director or other service provider of Nuvo will, automatically be assumed by Holdco, and each such Nuvo Option shall be converted into an option to purchase Holdco Ordinary Shares (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to the same terms and conditions as were applicable to such Nuvo Option except as explicitly set forth in the Business Combination Agreement. The Company began trading on the Nasdaq on May 2, 2024 as Holdco Nuvo Group DG Ltd. (NUVO).

c.	Risks Related to Our Operations in Israel including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them.

In October 2023, Israel was attacked by a terrorist organization and entered a state of war. As of the date of these consolidated financial statements, the war in Israel is ongoing and continues to evolve. The Company operations including the production facility are located in Israel. Currently, such activities in Israel remain largely unaffected. During the year ended December 31, 2023, the impact of this war on the Company’s results of operations and financial condition was immaterial. However, at this time, it is not possible to predict the intensity or duration of the war, nor can we predict how this war will ultimately affect Israel’s economy in general, and The Company continues to monitor the situation closely and examine the potential disruptions that could adversely affect its operations.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a.	Basis of presentation

The accompanying audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

b.	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates on an ongoing basis its assumptions, including those related to contingencies, income tax uncertainties, share-based compensation cost, useful lives of other assets, and fair value measurement of SAFE liability, commitment to shareholder and convertible loans. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

c.	Functional Currency:

The Company’s financing rounds and financing agreements are denominated in United States dollars (“Dollars” or “U.S. dollars”). The Company’s management believes that the Dollar is the primary currency of the economic environment in which the Company operates. It is further expected that the Company’s current revenues will be denominated mainly in Dollars. Thus, the functional currency of the Company is the U.S. dollar. Accordingly, monetary accounts maintained in currencies other than the dollar are re-measured into dollars in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 830 “Foreign Currency Matters”.

Changes in currency exchange rates between the Company’s functional currency and the currency in which a transaction is denominated are included in the Company’s statements of comprehensive loss as financial expenses, net, in the period in which the currency exchange rates change.

d.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned Subsidiary. Intercompany balances and transactions have been eliminated upon consolidation.

e.	Cash and cash equivalents and restricted cash:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash, with original maturities of three months or less, when purchased.

Restricted cash is primarily invested in deposits, to secure obligations under the Company’s lease agreements and to secure Company-issued credit cards.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The following table provides a reconciliation of the cash and cash equivalents balances reported on the consolidated balance sheets and the cash, cash equivalents and restricted cash balances reported in the consolidated statements of cash flows:

	December 31,
	2023	2022
Cash and cash equivalents	$553	$837
Restricted cash - current assets	-	271
Restricted cash - long-term assets	28	34
Total cash, cash equivalents, and restricted cash	$581	$1,142

f.	Accounts Receivable, Net

Accounts receivable, net are recorded at the invoiced amount and are non-interest bearing. The Company does not have a history of credit losses related to accounts receivables. The Company applies the Current Expected Credit Losses (CECL) methodology for estimating allowances for credit losses. The estimate of expected credit losses is based on an aging schedule which utilizes relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts. The Company had zero expected credit losses as of December 31, 2023 and 2022, respectively.

The Company receives payments from customers based on a billing schedule as established in its customer contracts. Accounts receivable are recorded when the Company has a contractual right to consideration. In some arrangements, a right to consideration for the Company’s performance under the customer contract may occur before invoicing the customer, resulting in unbilled accounts receivable.

g.	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and software	33
Office furniture and equipment	6 - 15
Electronic equipment	12 - 25
Leasehold improvements	Over the shorter of the related lease period or the life of the asset

h.	Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment in accordance with ASC 360-10-35, “Property, Plant, and Equipment- Subsequent Measurement,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the future undiscounted cash flows expected to be generated by such assets. Impairment is recognized at the amount by which the carrying amount of the assets exceeds the fair value of the assets. In 2023 and 2022, no impairment losses were recorded.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

i.	Leases:

The Company’s leases are accounted for under ASC 842, “Leases”. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities in the balance sheet. The Company elected the short-term lease recognition exemption for leases with a lease term of 12 months or less.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the commencement date to determine the present value of the lease payments. The Company elected the practical expedient to not separate lease and non-lease components for all of the Company leases.

The Company subsequently measures the ROU asset at the present value of the remaining lease payments, adjusted for the remaining balance of any lease incentives received, any cumulative prepaid or accrued rent if the lease payments are uneven throughout the lease term and any unamortized initial direct costs. Further, the Company will recognize lease expense on a straight-line basis over the lease term.

As of December 31, 2023 and 2022, the Company does not have any finance leases and had one short-term operating lease.

Leases with an initial term of 12 months or less that contain purchase options or renewal terms that the Company is not reasonably certain to exercise or leases with an initial term of more than 12 months that contain termination options exercisable in less than 12 months that the Company is not reasonably certain to not exercise, are not recorded on the consolidated balance sheet. The Company recognizes the lease expense for such leases on a straight-line basis in the statements of comprehensive loss over the lease term.

j.	Severance pay:

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances.

Pursuant to section 14 of the Israeli Severance Compensation Act, 1963, most of the Company’s employees are entitled to have monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 relieve the Company from any future severance payments to these employees. The severance pay expenses for such employees were approximately $472, $393, and $357 for the years ended December 31, 2023, 2022 and 2021, respectively.

The Company’s liability for severance pay for one of its Israeli employees is calculated pursuant to Israeli Severance Pay Law, 1963 (the “Israeli Severance Pay Law”) based on the most recent salary of the employee multiplied by the number of years of employment, as of the balance sheet date. This employee is entitled to one month’s salary for each year of employment or a portion thereof and to receive additional severance pay. The Company records the liability as if it were payable at each balance sheet date on an undiscounted basis. The liability is classified based on the expected date of settlement, and therefore is usually classified as a long-term liability, unless the cessation of the employees is expected during the upcoming year.

The Company’s liability for this Israeli employee is partially provided for by monthly deposits for insurance policies and the remainder by an accrual. The value of these policies is recorded as an asset in the Company’s balance sheet.

The deposited funds include profits and losses accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to the Israeli Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash redemption value of these policies.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

In addition, the Company has deposited certain amounts with a trustee, to compensate for any severance pay liability that is not covered by other funds. These deposits are restricted and may be withdrawn only for payment of severance pay liabilities. The severance pay funds and the restricted deposits for employee benefits are classified based on the classification of the corresponding liability.

The severance pay expenses for such employees were approximately $58 and $24 for the years ended December 31, 2022 and 2021, respectively. The Company recorded a gain of $177 during the year ended December 31, 2023 upon the fulfillment and extinguishment of the severance obligation which is recorded within general and administrative expenses on the consolidated statements of comprehensive loss.

k.	Other assets:

The Company produces a wearable sensor band (“Band”) device which the Company considers an integral part of the Company’s service offering. The Bands are used numerous times and have useful lives beyond one year. Each time a Band is used over an expected lifetime of approximately three years, a portion of the cost of the Band is recorded as a cost of revenue. The Company’s estimate for the number of times the same Band can be used is based on testing in research and development, loss rates, product obsolescence, and the amount of time it takes the device to go through the manufacturing, shipping, customer shelf and patient wear time and upload process. The Company considers all finished goods and raw materials to be other assets.

As of December 31, 2023 and 2022, other assets included finished goods of $412 and zero, respectively. The Company did not have any work in process as of December 31, 2023 or 2022.

l.	Inventory

Inventories are stated at the lower of cost or net realizable value. Inventory write-off is provided to cover risks arising from slow-moving items, technological obsolescence, excess inventories and discontinued products. Write-offs during the years ended December 31, 2023, 2022, and 2021 were immaterial.

Inventory items are valued using the “average price” method. The Company assesses the carrying value of its inventory for each reporting period to ensure inventory is reported at the lower of cost or net realizable value in accordance with ASC 330-10-35, “Inventory”. Charges for obsolete and slow-moving inventories are recorded based upon an analysis of specific identification of obsolete inventory items and quantification of slow-moving inventory items. These assessments consider various factors, technological obsolescence, estimated current and future market values and new product introduction. In cases when there is evidence that the anticipated utility of goods, in their disposal in the ordinary course of business, will be less than the historical cost of the inventory, the Company recognizes the difference as a current period charge to earnings and carries the inventory at the reduced cost basis until it is sold or disposed of. As of December 31, 2023 and 2022, inventory was comprised of raw material and components only.

m.	Deferred Revenue

Revenue is deferred when the Company has the right to invoice in advance of performance under a customer contract. The current portion of deferred revenue balances are expected to be recognized in the following 12-month period and are recognized within other current liabilities. As of December 31, 2023, the Company did not have material non-current deferred revenue.

n.	Redeemable Crossover Preferred Shares – Put Option Derivative

The Company has assessed under ASC 815 “Derivatives and Hedging” (“ASC 815”) that the conversion feature is not clearly and closely related to the debt host and requires bifurcation as a derivative liability, which will be recorded at fair value on a recurring basis.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

o.	Redeemable Crossover Preferred Shares

The Company records all redeemable crossover preferred shares at their respective fair values, net of issuance costs, on the dates of issuance. Redeemable crossover preferred shares are classified outside of shareholders’ capital deficiency on the accompanying balance sheets. Because the redemption of the redeemable crossover preferred shares is contingent upon an occurrence of certain events outside of the Company’s control, their carrying values are not remeasured to their redemption values. Subsequent adjustment of the amount presented in temporary equity is required only if the Company’s management estimates that it is probable that the instrument will become redeemable and is recognized within change in fair value of financial instruments on the accompanying consolidated statements of comprehensive loss.

p.	Warrants to purchase Ordinary Shares:

Warrants to purchase the Company’s ordinary shares of NIS 0.01 par value each (the “Ordinary Shares”) for a fixed number of shares and are classified as equity and, as such, are not subsequently remeasured. See also Note 10 and Note 13.

q.	Concentrations of risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash and accounts receivable.

Cash and cash equivalents are invested in a major bank in Israel and the United States that exceed federally insured limits. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, that minimal credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy.

During the year ended December 31, 2023, two customers accounted for 10% or more of the Company’s revenue and four customers accounted for 10% or more of accounts receivable as of December 31, 2023. The Company did not generate revenue during the year ended December 31, 2022.

r.	Net loss per share attributable to Shareholders:

The Company’s basic net loss per share is calculated by dividing net loss attributable to shareholders by the weighted-average number of shares of Ordinary Shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities, unless the effects of potentially dilutive Ordinary Shares are anti-dilutive.

The calculation of basic and diluted loss per share includes fully vested options and warrants for the Company’s Ordinary Shares at an exercise price of USD 0.01 or NIS 0.01 per share, as the Company considers them Ordinary Shares because they are exercisable for no substantial consideration.

The Company considers its redeemable crossover preferred shares to be participating securities as a holder of a redeemable crossover preferred shares would be entitled to a dividend that would be distributed to the holders of ordinary shares, at an amount equal to the greater of (i) the sum of three times the original issue price of such share, or (ii) the amount such holder would actually receive if such redeemable crossover preferred share had been converted into ordinary shares immediately prior to such distribution event. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. Because no allocation is required under the two-class method during periods of loss to participating securities that do not have a contractual obligation to share in the losses of the Company, net loss for the periods presented was not allocated to the Company’s participating securities.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

s.	Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these services. To achieve the core principle of this standard, the Company applies the following five steps:

●	Identification of the contract, or contracts, with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

At contract inception, the Company assesses whether each promised good or service is distinct to identify the performance obligations in the contract. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligations.

The Company derives its revenues through commercial contracts with distributors, health systems, large private practice groups and independent women’s health practices (“the customers”). The Company has two revenue models: (1) the sales model and (2) the subscription model. Substantially all the Company’s revenue is derived from the subscription model, under which the Company provides a monitoring service for high-risk pregnancy through the Band, which is leased to healthcare providers, using Company’s cloud during the time period the expectant mother is using the service (“an episode period” which is eight weeks on average). The Band is cleaned and refurbished between each episode period and then sent to the next patient.

Under the subscription model the Band remains with the expectant mother during the episode period and is then returned to the Company and prepared for use in the next episode. The Band remains the Company’s property and responsibility, and the customer pays a fixed fee per the number of episode prescriptions.

The Company accounts for revenue earned from subscriptions, wherein an identified asset is transferred to the customer and the customer has the ability to control that asset under ASC 842. The lease of the Band under the subscription model meets the classification of an operating lease. The Company has elected to aggregate the lease and non-lease components and record the revenue combined, over the lease term. The episodes are the period over which the Company recognizes revenue, based on time elapsed. Revenue from the operating lease is generally recognized on a straight-line basis over the service period.

Under the sales model, healthcare providers purchase the Band as well as monitoring sessions, or episodes of care. Under this model, the healthcare provider owns the Band and utilizes it for monitoring sessions for its patients. Between each episode period, the Band is cleaned and refurbished and sent to the next patient. Revenue is allocated to the sale of the Band, each episode period, and each refurbishment. Revenue from the Band is recorded upon transfer of the Band to the healthcare provider, episode revenue is recorded over the eight-week period it is used, and a portion of the revenue is allocated to each refurbishment between episode periods. Generally, the Company will collect cash in advance and should therefore consider the existence of a significant financing component. However, the Company has elected to apply the practical expedient under ASC 606 which exempts the adjustment of the consideration for the existence of a significant financing component when the period between the transfer of the services and the payment for such services is one year or less.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

t.	Cost of Revenue

Cost of revenue primarily consists of inventory cost including materials cost, subcontracting manufacturing cost, and shipping and handling costs incurred in supporting revenue generating activities. In addition, cost of revenue includes amortization of the Bands used to fulfil the subscription services as well as royalties paid to the government in return for a government grant previously received.

u.	Research and Development Costs, Net:

Research and development costs are charged to the statements of comprehensive loss as incurred, net of government grants, which represent participation in research and development.

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the payroll costs, lab expenses, materials, consumables, and consulting fees. All costs associated with research and development are expensed as incurred. The Company receives royalty-bearing grants, which represents participation of the Israel Innovation Authority (hereafter “IIA”) in approved programs for research and development. These grants are recognized as a reduction of research and development expenses as the related costs are incurred. In 2022 the Company received grants from the IIA and recorded $77 in the year ended December 31, 2022, as a reduction of research and development. The Company did not receive any grants during the years ended December 31, 2023 or 2021.

The Company is committed to pay royalties to the Israeli Government at a rate of 3% to 3.5% of the sales of its product, up to 100% of the amount of the grants received plus interest at SOFR. See Note 14.

v.	Sales and Marketing

Sales and marketing expenses primarily consist of personnel related expenses, including salaries and share-based compensation and marketing and business development expenses. The Company expenses sales and marketing as incurred.

w.	General and Administrative

General and administrative expenses primarily consist of personnel-related expenses associated with finance, legal, and human resources personnel, including salaries and share-based compensation expenses. In additional to personnel-related expenses, general and administrative expenses consist of rent, utilities, software expense, changes in the fair value of the commitment to shareholder, and external professional services, including accounting, audit, tax, finance, legal, compliance, and information technology. General and administrative expenses are expensed as incurred.

x.	Fair Value of Financial Instruments:

The Company accounts for financial instruments under ASC 820, Fair Value Measurements (“ASC 820”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

●	Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

●	Level 2 - observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable.

●	Level 3 - assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions.

Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

Convertible Loans

During the years ended December 31, 2023 and 2022, the Company entered into certain Convertible Loans. In accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), the Convertible Loans were classified as liabilities. The Company has elected the fair value option for the recognition of Convertible Loans, in accordance with ASC 825 Financial Instruments, with changes in fair value recognized in the statements of comprehensive loss. Any changes in the fair value of liabilities resulting from changes in instrument-specific credit risk are reported in other comprehensive loss and were immaterial during the years ended December 31, 2023 and 2022.

The fair value of the Convertible Loans has been estimated using the Market Approach – Guideline Public Company Method with the Hybrid method utilizing the Probability-Weighted Expected Return Method and the Option-Pricing Method.

The fair value option may be applied instrument by instrument, but it is irrevocable. Accrued interest for the Convertible Loans has been included in the change in fair value of financial instruments in the consolidated statements of comprehensive loss.

SAFE Agreements

During the years ended December 31, 2020 through 2022, the Company entered into certain SAFE agreements. In accordance with ASC 480, the Company accounts for a SAFE as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing or a liquidity or dissolution occurs, and any change in fair value is recognized in the Company’s statements of comprehensive loss. The fair value of these SAFE has been estimated using the Market Approach – Guideline Public Company Method with the Hybrid method utilizing the Probability-Weighted Expected Return Method and the Option-Pricing Method.

The carrying amounts of the Company’s other financial assets and liabilities, such as cash and cash equivalents, restricted cash, accounts receivable, and accounts payable, approximate the respective fair value due to the short-term nature of these instruments. The amounts funded in respect of employee rights are stated at cash surrender value which approximates its fair value.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

y.	Share-Based Compensation:

The Company accounts for share-based payments to employees and consultants, including grants of service-based employee share options in accordance with ASC 718, Compensation—Share-based Compensation, which requires that share-based payments be recognized in the statements of comprehensive loss based on their fair values. The Company accounts for forfeitures of share-based awards as they occur. The Company recognizes compensation cost for options and share awards that have a graded vesting schedule and contain only service condition on a straight-line basis for the entire award. Expense for other share-based compensation expense is recognized over the awards’ vesting period using the accelerated method.

The Company uses the Black-Scholes option-pricing model to estimate fair value of share-based awards. The Black-Scholes option-pricing model requires the use of the following assumptions:

●	Expected term—The expected term represents the period that the share-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla”, the expected option term was calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term, as the Company does not have sufficient historical data to develop an estimate based on participant behavior. For options granted to non-employees, the expected life of the option used is the contractual term of each such option.

●	Expected volatility—Since the Company is not yet a public company and does not have any trading history for its ordinary share, the expected volatility was estimated based on the average historical volatilities of ordinary share of comparable publicly traded entities over a period equal to the expected term of the share option grants. The comparable companies were chosen based on their size, stage in the life cycle or area of specialty. The Company will continue to apply this process until enough historical information regarding the volatility of its share price becomes available.

●	Risk-free interest rate—The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the awards.

●	Expected dividend—The Company has never paid dividends on the ordinary share and has no plans to pay dividends on the ordinary shares. Therefore, the Company used an expected dividend yield of zero.

As the Company’s ordinary shares are not publicly traded, the fair value of the ordinary share has been determined by the Company’s Board of Directors with input from management, considering the Company’s most recently available third-party valuation of ordinary shares based on relevant valuation methodologies as outlined in the American Institute of Certified Public Accountants (“AICPA”) Practice Aid, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation”. The Company also considered the amount of time between the independent third-party valuation dates and the grant. This included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

For awards with performance condition vesting features, compensation cost is recorded if it is probable that the performance condition will be achieved. If the Company originally estimated that it was not probable that the performance condition would be satisfied, compensation cost would not have been recognized. If the Company later determines that it is probable that the performance condition will be satisfied, it will recognize a cumulative catch-up adjustment to reflect the portion of the employee’s requisite service that has been provided to date and will continue to recognize compensation cost over the remaining requisite service period. The Company determined that the performance conditions as described above are not probable, and therefore no compensation cost was recognized.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

z.	Legal Contingencies:

From time to time, the Company or its subsidiary become involved in legal proceedings or are subject to claims arising in the ordinary course of business. Such matters are generally subject to many uncertainties and outcomes and are not predictable with assurance. The Company accrues for contingencies when the loss is probable, and it can reasonably estimate the amount of any such loss. There are no legal proceedings that are pending as of the date the financial statements are issued.

aa.	Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. This codification prescribes the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and for carry-forward tax losses. Deferred taxes are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of December 31, 2023 and December 31, 2022 a full valuation allowance was provided by the Company. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740, “Income Taxes”. Accounting guidance addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements, under which a company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Accordingly, as needed, the Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return.

bb.	Comprehensive income (loss)

Comprehensive income (loss) includes no items other than net income (loss).

cc.	Emerging Growth Company

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay the adoption of new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) the Company is no longer an emerging growth company or (ii) the Company affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. However, the Company may early adopt certain accounting standards, as the JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies to the extent early adoption is permitted.

dd.	New Accounting Pronouncements:

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. The guidance is effective for the Company for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Early application is permitted. The Company adopted ASC 326 on January 1, 2023, and there was no material impact on the Company’s consolidated balance sheet and the consolidated statements of comprehensive loss upon adoption.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

Recently Issued Accounting Standards, Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU improves reportable segments disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The ASU also requires a public entity that has a single reportable segment to provide all the disclosures required by the amendments and all existing segment disclosures in Topic 280. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company does not expect the adoption of this guidance to have a material impact on the Company’s consolidated financial statement disclosures.

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This guidance is intended to enhance the transparency and decision-usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to disclosure regarding rate reconciliation and income taxes paid both in the U.S. and in foreign jurisdictions. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 on a prospective basis, with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements disclosures.

NOTE 3 – REVENUE FROM CONTRACTS WITH CUSTOMERS

The following table summarizes revenue by timing of revenue recognition:

	Year Ended December 31,
	2023
	Amount	Percentage of Revenue
Sale of belts	78	44
Refurbishment revenue	5	3
Subscription revenue	93	53
Total revenue	$176	100%

	Year Ended December 31,
	2023
	Amount	Percentage of Revenue
Israel	$12	7
United States	164	93
Total revenue	$176	100%

No revenues were recognized during the years ended December 31, 2022, or 2021.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

Unbilled Accounts Receivable

The Company had an unbilled accounts receivable balance of $17 and zero as of December 31, 2023 and 2022, respectively. Unbilled accounts receivable is recorded within accounts receivable, net on the accompanying consolidated balance sheets.

Deferred Revenue

The current portion of deferred revenue represents amounts that are expected to be recognized within one year of the balance sheet date. As of December 31, 2023, the Company had $24 of current deferred revenue and did not have material non-current deferred revenue. As of December 31, 2022, the Company did not have any deferred revenue.

The Company has elected the practical expedient not to disclose remaining performance obligations for contracts that are less than one year in length. The Company does not have any performance obligations extending beyond one year.

NOTE 4 – OTHER CURRENT ASSETS

	December 31,
	2023	2022
Government authorities[1]	$336	$274
Advances to vendors	432	489
Prepaid expenses	175	163
Other	21	36
Total other current assets	$964	$962

[1]	Other current assets related to government authorities is primarily related to value-added tax (“VAT”) receivables.

NOTE 5 – PROPERTY AND EQUIPMENT, NET

	December 31,
	2023	2022
Cost:
Computers and software	$779	$760
Office, furniture and equipment	535	520
Electronic equipment	608	604
Property and equipment, gross	1,922	1,884
Less: accumulated depreciation	1,181	975
Property and equipment, net	$741	$909

Depreciation expenses amounted to $206, $495, and $214 for the years ended December 31, 2023, 2022, and 2021, respectively. The Company did not dispose of any property and equipment during the years ended December 31, 2023, 2022 or 2021.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

NOTE 6 – OPERATING AND SHORT-TERM LEASES

During 2017 the Company entered into an operating lease agreement, according to which the paid rent started August 2018. The monthly average rent expenses were approximately $57 from August 2018 through March 2022. In March 2022 the Company exercised an extension option and the lease term was extended for a period of five years, through March 15, 2027, with a 5% increase in base rent. Upon the extension, the Company recorded right-of-use asset and liability of approximately $3,188. In November 2022, the Company agreed with the landlord to terminate the operating lease agreement effective December 31, 2022. As such, the corresponding right-of-use asset and liability were eliminated, with a loss of $5 recognized in the statement of comprehensive loss. In addition, the Company depreciated the entire amount of $248 “leased improvements”. Operating lease expense during the year ended December 31, 2022 was $799.

In August 2021, the Company signed a new sublease agreement to sublease parts of its office space in Tel Aviv to a third party for an annual consideration of approximately $280 which ended on August 31, 2022. In January 2020, the Company signed a sublease agreement to sublease parts of its office space in Tel Aviv to a third party for an annual consideration of approximately $240. This agreement ended in August 2021.

Currently the Company has two short term lease agreements with a monthly average rent expense of approximately $30. Short-term lease expense, including variable lease payments, associated with the operating lease during the year ended December 31, 2023 was $482.

NOTE 7 – OTHER ACCRUALS

	December 31,
	2023	2022
Employees and payroll accruals	$833	$1,058
Accrued expenses	1,861	987
Accrued vacation and recuperation	233	333
Tax liability	140	1,180
Deferred revenues	24	-
Other	217	169
Total other accruals	$3,307	$3,727

NOTE 8 – REDEEMABLE CROSSOVER PREFERRED SHARES

From August through October 2023, the Company signed several agreements to issue Redeemable Crossover Preferred Shares at a per share issuance price of $7.0265 for total proceeds of $13,000, of which $245 was with related parties. Upon the consummation of a de-SPAC transaction, the Redeemable Crossover Preferred Shares will be converted to Holdco preferred shares with the same rights associated to those shares of Holdco.

The Redeemable Crossover Preferred Shares received a liquidation preference, ranking them ahead of all other classes of Nuvo shareholders, equal to the greater of (i) the sum of three times the original issuance price for the Redeemable Crossover Preferred shares, or (ii) the amount such shareholders would actually receive if such Redeemable Crossover Preferred shares had been converted into Nuvo ordinary shares immediately prior to a distribution event; in each case, plus any dividends declared but unpaid on such share. Each Redeemable Crossover Preferred Share will be converted to Holdco Preferred Shares and is then convertible at the option of the shareholder beginning three years after the sale of the Shares. Upon conversion of any Redeemable Crossover Preferred Share, the number of Ordinary Shares issued for each Redeemable Crossover Preferred shall be equal to the greater of: (i) One Ordinary Share for each Crossover Preferred Share converted; or (ii) A number of Ordinary Shares equal to three times the original issue price of the Redeemable Crossover Preferred Shares divided by the Fair Market Value as defined by the Company’s Articles of Association.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

Each Redeemable Crossover Preferred Share shall confer upon the holder thereof the rights, powers, restrictions, qualifications and limitations accruing to and imposed upon the holders of Ordinary Shares in the Articles of Association (except where expressly subject to different treatment).

The conversion option, which results in preferred shareholders receiving three times their initial investment in Preferred Shares, is in effect a share-settled put and therefore is considered an embedded derivative in a debt-like host. This embedded derivative is not clearly and closely related to the debt host and requires bifurcation as a derivative liability, which is recorded at fair value. For the fair value of the redeemable crossover preferred shares – put option derivative, see Note 11.

In addition, Holdco will also issue approximately $36,000 in Holdco Ordinary Shares as an incentive to Redeemable Crossover investors (“incentive shares”) immediately following the closing of the de-SPAC as contemplated by the BCA.

During the year ended December 31, 2023, the Company received proceeds of $13,000. The proceeds were received before the crossover preferred shares were issued and the Company determined that, until issuance, the amounts received represented a contingent forward to issue redeemable crossover preferred shares. The contingent forward was accounted for as a liability measured at fair value at each balance sheet date. Upon issuance of the crossover preferred shares, the contingent forward was reclassified to mezzanine equity in the Company’s consolidated balance sheet. For the Redeemable Crossover Preferred shares’ fair value, see Note 11. The Company did not have any Redeemable Crossover Preferred shares agreements in effect during the year ended December 31, 2022.

NOTE 9 - SAFE LIABILITY

The Company entered into SAFE agreements, with several existing shareholders and new investors, pursuant to which the Company issued to the investors the right to acquire certain shares in exchange for payment by the investors, subject to certain terms and conditions.

During the year ended December 31, 2020, a total of approximately $2,362 was raised through SAFEs, with a valuation cap of $200,000, applicable in the case of a Liquidity Event (as defined below), and a 15% conversion discount (“Discount Rate”), in the event of an equity financing in which the Company issues and sells shares for proceeds of at least $20,000 (“Equity Financing”).

During the year ended December 31, 2021, a total of approximately $18,267 was raised through SAFEs, out of which an amount of $12,638 was raised at the same terms as the 2020 SAFEs and amounts of $5,529 and $100 were raised with a valuation cap of $400,000 and $625,000 respectively, applicable in the case of a Liquidity Event, and a 25% Discount Rate, in the event of an Equity Financing. The rest of the SAFEs conditions are similar to the 2020 SAFEs’ terms.

During the year ended December 31, 2022, a total of approximately $2,350 was raised through SAFEs, which includes amounts of $2,150 and $200 that were raised at a valuation cap of $400,000 and $625,000 respectively, applicable in the case of a Liquidity Event, and a 25% Discount Rate, in the event of an Equity. The rest of the SAFEs conditions are similar to the 2020 SAFEs’ terms.

During the year ended December 31, 2023, $1,366 was granted in SAFEs to convertible loan investors as an incentive for extending the maturity date of the associated convertible loans for an additional one-year period and $99 was granted in SAFEs to new convertible loan investors as incentive for entering into the new loans.

During the year ended December 31, 2022, $1,267 was granted in SAFEs to convertible loan investors as an incentive for entering into the new loans. See Note 10 for additional information.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

After the execution of the BCA on August 17, 2023, the required majority of SAFE holders signed an amendment to their existing agreements. This adjusts the outstanding SAFEs to carry a valuation cap of $200,000 and 25% discount rate. In the event of a de-SPAC merger the valuation cap is adjusted to $150,000.

The SAFEs contain certain conversion triggers which provide for the conversion of the investment into Ordinary Shares in the event of: (i) an Equity Financing or (ii) either a change of control transaction or an initial public offering, whichever occurs sooner, which in each case is referred to as a Liquidity Event. Upon the occurrence of a Liquidity Event, the investor will, at its discretion, receive either a cash payment or shares of the most senior series issued prior to the Liquidity Event. In the event of a conversion, the conversion price is calculated as either: (i) the price per share of the Ordinary Shares sold in connection with the Equity Financing less the Discount Rate, or (ii) the price per Ordinary Share equal to the pre-money valuation cap divided by the Company’s outstanding capitalization in effect immediately prior to the Equity Financing or Liquidity Event, calculated on an as converted and fully diluted basis, with the conversion price with respect to an Equity Financing equaling whichever calculation results in the issuance of the greater number of shares to the SAFE holder.

The SAFEs are considered liabilities pursuant to ASC 480 and were initially and subsequently measured at fair value with change in fair value recognized in statements of comprehensive loss based on the following analysis:

The SAFEs were first evaluated under ASC 480-10. Each SAFE was determined to be a freestanding financial instrument since it was entered into separately and apart from any of the Company’s other financial instruments or equity transactions. In addition, each SAFE is legally detachable and separately exercisable.

The SAFEs are liabilities pursuant to ASC 480-10-25-8 since the SAFEs embody an obligation that is indexed to an obligation to repurchase the Company’s shares as the Company may be obligated to repurchase the SAFEs in certain circumstances as stipulated in the agreements. Therefore, the SAFEs are required to be initially and subsequently measured at fair value with change in fair value recognized in the statements of comprehensive loss pursuant to ASC480-10-30-7 and ASC 480-10-35-5.

The Company did not assess the SAFEs for embedded derivatives since any recognized derivatives shall not be separated from the SAFEs pursuant to ASC 815-15-25-1(b), as the SAFEs are measured at fair value through profit or loss.

NOTE 10 – DEBT

Convertible Loans

During the year ended December 31, 2022, the Company entered into several loan agreements (“Convertible Loans”) with noteholders for a total amount of $7,435 out of which $2,350 are with related parties. Interest on the Convertible Loans accrues at a monthly rate of 2% over the twelve month term of the loan and is payable by the Company at maturity. Any portion of the principal and interest can be converted by the noteholder to the SAFE at any time before maturity.

The noteholders also received SAFEs concurrent with the loan agreement at an amount equal to 20% of the invested loan principal.

During the year ended December 31, 2023, the Company entered into several loan agreements (“Convertible Loans”) with noteholders for a total amount of $495 for which those investors were granted an additional $99 in SAFEs. Interest on the Convertible Loans accrues at a monthly rate of 2% over the twelve-month term of the loan and is payable by the Company at maturity. Any portion of the principal and interest can be converted by the noteholder to the SAFE at any time before maturity.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The Convertible Loans mature 12 months from the effective date and can be extended by an additional 12 months at the discretion of the Company. If the Company elects to extend the maturity date, the noteholders shall receive a one-time extension fee equal to 20% of the loan principal amount. This extension fee shall be issued in SAFE as well.

The Convertible Loans may be prepaid in whole or in part at any time.

Conversion terms:

●	The Convertible Loans may be converted to SAFEs (the “Convertible Loan SAFEs”) at any time.

●	Upon the occurrence of a Qualified Financing which is defined as an equity investment of $15,000 or more, the Company shall repay to noteholder the outstanding balance of the principal and accrued interest (“Purchase Amount”), unless any portion is applied to the Convertible Loan SAFEs pursuant to the terms and conditions of the Convertible Loan agreement.

Key terms of the Convertible Loan SAFEs:

●	Equity Financing – Means, with respect to the Convertible Loan SAFEs, prior to the expiration of such SAFEs, if an equity financing occurs (including through an initial public offering or business combination with a special purpose acquisition company) representing investment proceeds in excess of $15,000, the Company is to automatically issue a number of shares, equal to the Purchase Amount divided by the Conversion Price (as defined below).

●	Conversion Price – Means either: (1) the SAFE Price – which is the price per share equal to the pre-money valuation cap of $350,000 divided by the Company’s capitalization, calculated on an as converted and fully diluted basis or (2) the Discount Price – which is the price per share of the equity instrument sold in such Equity Financing multiplied by the Discount Rate of 75%, whichever calculation results in the greater number of shares.

●	Change of Control Event – Upon the occurrence of a change of control before the termination of the Convertible Loan SAFEs, the Purchase Amount shall automatically convert into the number of shares of the Company equal to the Purchase Amount divided by the Change of Control Conversion Price, calculated as the amount received by either the Company or its shareholders upon the change of control multiplied by the Discount Rate.

●	Upon the occurrence of a Termination Event (as defined under the note) and subject to applicable law, the Company will be required to facilitate the return of the Purchase Amount to the Investor immediately following the occurrence of the Termination Event.

The rest of the SAFE conditions are similar to the 2020 SAFEs’ terms. As such, it was determined to be freestanding financial instruments.

In August 2023 the Company repaid a total of $1,384 in Convertible Loans, consisting of $1,100 in invested principal and $284 in interest.

During the same time, 44 of 46 remaining loan investors signed the loan consent form and, as a result, the associated loans were extended for one year. Consequently, the associated extension incentive of $1,366 was granted in SAFEs to these loan investors. The loan consent form further ensures that the loans, including accrued interest, converts entirely into SAFEs immediately prior to the closing of the business combination pursuant to the BCA. These SAFEs originated based on the loan, are then converted under the same terms as captured in the SAFE amendment for original SAFE investors with a valuation cap of $200,000 and a 25% discount, and a $150,000 valuation cap in the case of a de-SPAC merger. See Note 9 for details on the SAFE amendment.

The Company has elected to account for the Convertible Loans using the fair value option. Refer to Note 11 for changes in fair value.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

Bridge Loans and Warrants

During the year ended December 31, 2023, the Company entered into an agreement with a Lender (“the Lender”) to obtain financing in the amount of $1,000 at an interest rate of 15% per annum with an initial maturity date of 12 months. As a condition of the funding, the Company was required to obtain $2,000 of additional financing from third parties within 30 days of the issuance of the note.

In connection with the agreement, the Company entered into a secured promissory note agreement (the “Promissory Note”) with the Lender for $250 at an interest rate of 15% as an advance of the funding from the Lender. Upon maturity, the Lender may elect to receive the outstanding balance in either cash or convert the outstanding balance into ordinary shares of the Company at a price per share of $7.0265.

As of December 31, 2023, the Company had obtained $2,050 of the additional financing from third parties of which $400 was from related parties. In January 2024, the Company secured an additional $1,110 of the additional financing from third parties and received the remaining balance of $750 from the Lender. In February through April 2024, the Company secured an additional $3,014 of additional financing from third parties. For additional details following December 31, 2023, see Note 18.

In connection with the Bridge Loans, the Lender and the third-party investors received warrants to purchase a number of ordinary shares of the Company equal to twice the principal amount of their respective loan divided by a per share price of $7.0265. The warrants will be exercisable at an exercise price of NIS 0.01 at any time after issuance. The agreement provides for a total of 1,112,930 warrants, of which 796,938 and 315,947 will expire on the 3-year anniversary and 4-year anniversary of the issuance date, respectively. Of the 1,112,930 total warrants, 113,855 were due to related parties. The warrants are considered freestanding financial instruments and are equity classified. As of December 31, 2023, the Company had issued 512,346 warrants of which 113,855 were due to related parties. The Company recognized the warrants as a debt discount of $865 to additional paid-in capital. $193 of the debt discount was associated with related parties.

No warrants were exercised during the year ended December 31, 2023. As of December 31, 2023, 512,346 warrants were outstanding. The cash was allocated to the outstanding warrants based on the relative fair value, as determined in accordance with the methodology and assumptions described in Note 11. As of December 31, 2023, $865 was recorded as additional paid-in capital upon issuance of the warrants. The Company did not have any warrants outstanding during the year ended December 31, 2022. Subsequent to December 31, 2023, the Company issued the remaining 1,458,337 warrants and recognized $2,364 within additional paid-in capital. Refer to Note 18 for further information.

The Bridge Loans are subsequently accounted for under ASC 470: Debt at amortized cost using the effective interest method. The Bridge Loans contain an embedded derivative related to a put option which requires acceleration of repayment upon an event of default as defined in the loan agreement, the value of which is negligible as of December 31, 2023.

As of December 31, 2023, the future maturities of debt outstanding, including interest, are as follows:

Fiscal years ended December 31,	Amount
2024	$10,641
2025	-
2026	1,800
Thereafter	-
Total debt outstanding	$12,441

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

NOTE 11 – FAIR VALUE MEASUREMENT

The fair value of the Convertible Loans, SAFEs, and Commitment to Shareholder may change significantly as additional data is obtained, impacting the Company’s assumptions used to estimate the fair value of the liabilities. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

The following table presents changes in Level 3 liabilities measured at fair value for the years ended December 31, 2023 and 2022. Unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category:

	Convertible Loans	SAFE Liability
Balance as of January 1, 2022	$-	$26,577
Issuance consideration	7,435	2,350
Changes in fair value	1,674	(2,645)
Balance as of December 31, 2022	$9,109	$26,282
Issuance consideration	495	-
Repayment of principal and accrued interest	(1,384)	-
Changes in fair value	2,158	(10,223)
Balance as of December 31, 2023	$10,378	$16,059

Refer to Note 17 for information related to the commitment to shareholder that was settled during the year ended December 31, 2023.

Significant Inputs

A summary of significant inputs (Level 3 inputs) used in measuring the Convertible Loans, the SAFEs and the contingent forward to issue Redeemable Crossover Preferred shares as of December 31, 2023 is as follows:

	de-SPAC	Staying
	Transactions	Private
	Valuation	Valuations
Key assumptions:	35%	65%

Probability weighting
Time to liquidity (in years)	0.22	0.37
Expected volatility	80%	80%
Risk-free interest rate	5.37%	5.37%
Expected dividend yield	-	-
Equity value (in thousands)	$300,000	$50,640

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

A summary of significant inputs (Level 3 inputs) used in measuring the Convertible Loans and SAFEs as of December 31, 2022, is as follows:

	Equity	Liquidity
	Financing	Event
	Scenario	Scenario
Key assumptions:

Probability weighting	80%	20%
Time to liquidity (in years)	1.25	0.25
Expected volatility	60%	60%
Risk-free interest rate	5%	4%
Expected dividend yield	0%	0%
Equity value (in thousands)	$151,303	$151,303

Contingent Forwards Redeemable Crossover Preferred Shares

The contingent forward contract to issue 1,850,147 redeemable crossover preferred shares, incentive shares, and the redeemable crossover preferred shares – put option, was revalued from $13,000 to $39,082 as of December 31, 2023.

The fair value of the contingent forward was determined using level 3 fair value measurement inputs. A summary of the allocation of fair value to the individual components is presented below. The corresponding loss of $26,082 was recorded within change in fair value of financial instruments on the consolidated statements of comprehensive loss. Upon issuance, the shares were classified as mezzanine equity within the Company’s consolidated balance sheet and are not subject to remeasurement.

	SPAC	Staying	Weighted
	Transaction	Private	Average
	Scenario	Scenario	Value
Probability	35%	65%

Incentive shares	$21,597	$-	$7,559
Redeemable crossover preferred shares	15,675	28,574	24,059
Redeemable crossover preferred - put option	21,326	-	7,464
Fair value of redeemable crossover preferred shares	$58,598	$28,574	$39,082

Warrants

During the year ended December 31, 2023, the Company issued equity-classified warrants in connection with their Bridge Loans. Upon issuance, the warrants were measured at the amount allocated to them based on relative fair value, which was determined utilizing the Black-Scholes model (“BSM”). For additional information, refer to Note 10.

A summary of significant inputs (Level 3 inputs) used in measuring the non-recurring warrants during the year ended December 31, 2023, is as follows:

December 31, 2023
Exercise price	NIS 0.01
Expected term (in years)	3.0 - 4.0
Current price of the underlying share	$2.80
Expected volatility of the underlying share	59.45% - 73.16%
Expected dividend yield on the underlying share	0.0%
Risk-free interest rate	4.12% - 4.04%

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

Royalties to IIA:

Under the Company’s research and development agreements with the IIA and pursuant to applicable laws, the Company is required to pay royalties at the rate of 3% - 3.5% of sales of products developed with funds provided by the IIA, up to an amount equal to 100% of the IIA research and development grants received, totals to $1,164, including accrued interest at the SOFR rate. The Company is obligated to repay the IIA for the grants received only to the extent that there are sales of the funded products. The Company did not make any payments of royalties during the years ended December 31, 2023, 2022, or 2021. As of December 31, 2023, accrued royalties due to the IIA were immaterial.

NOTE 13 - SHAREHOLDERS’ CAPITAL DEFICIENCY

a.	Ordinary Shares rights:

Each Ordinary Share confers on its holder the rights to receive notice of, and to participate and vote in, all meetings of the shareholders, to receive dividends, and to participate in the distribution of the surplus assets and funds of the Company in the event of the liquidation, dissolution or winding up of the Company, all, as set forth in the Company’s Articles of Association and subject to applicable law.

b.	Issuance of shares:

During the year ended December 31, 2022, four of the Company’s consultants had exercised their options to purchase 86,129 Ordinary Shares in consideration of $38. No options were exercised by consultants during the year ended December 31, 2023.

c.	Warrants:

On May 20, 2015, the Company granted 45,238 warrants to Ramot at Tel Aviv University Ltd. These warrants are exercisable, with an exercise price per share of NIS 0.01 to convert into one Ordinary Share of the Company per warrant. The warrants expire ten years from the issuance date.

d.	Share-based Compensation:

On December 2015, the Board of Directors of the Company adopted the 2015 Share Incentive Plan (the “Plan”), which provides for the grant of up to 1,000,000 options to purchase Ordinary Shares of the Company to employees, officers, directors and consultants of the Company. During 2022 the pool of options to purchase Ordinary Shares under the Plan was increased to 4,450,000.

Options granted under the Plan generally expire 10 years from the date of grant.

The options generally vest 25% on the first anniversary of the vesting start date and 6.25% at the end of each subsequent quarter over the course of the following three years.

On April 28, 2021, the Board of Directors of the Company adopted amendments to the Plan. The main amendment was a cashless exercise mechanism.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The fair value of options granted under the stock option plan during the year ended December 31, 2023 and 2022 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

	December 31,
	2023	2022
Risk-free interest rates	3. 64 – 4.95%	2.97%
Expected life of options	2.5 – 6.1 years	6.25 years
Expected volatility	67.00 – 71.00%	70.00%
Expected dividend yield	0.00%	0.00%

The following table summarizes the allocation of total share-based compensation expense in the statements of comprehensive loss:

	Years Ended December 31,
	2023	2022	2021
Research and development, net	$1,346	1,664	2,784
Sales and marketing	508	1,787	448
General and administrative	1,241	4,323	6,517
Total share-based compensation expense	$3,095	$7,774	$9,749

The following table summarizes stock option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2023	4,710,727	$5.16	4.26	$13,681
Granted	967,472	4.21
Forfeit	(219,764)	8.04
Expired	(202,463)	6.29
Exercised	(55,565)	5.55		$12
Balance at December 31, 2023	5,200,407	$4.37	7.53	7,472

Vested and expected to vest at December 31, 2022	4,710,727	$5.16	4.26	$13,681
Vested and expected to vest at December 31, 2023	5,200,407	$4.37	7.53	$7,472

Exercisable at December 31, 2022	3,333,715	$3.28	1.13	$11,175
Exercisable at December 31, 2023	4,165,659	$3.33	7.40	$7,215

The weighted-average grant date fair value of options granted during the years ended December 31, 2023 and 2022 was $2.16 and $4.57, respectively. The intrinsic value of options exercised for the years ended December 31, 2023 and 2022 was $12 and $178, respectively. The aggregate grant-date fair value of options that vested during the years ended December 31, 2023 and 2022 was $5,438 and $6,510, respectively. Cash received from option exercises for the years ended December 31, 2023 and 2022 was zero and $411, respectively. During the year ended December 31, 2023, the Company issued 28,479 shares upon cashless exercise of 55,565 options.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

For the years ended December 31, 2023, 2022, and 2021, the Company recognized $3,095, $7,774, and $9,750 of share-based compensation expense relating to stock options, respectively. As of December 31, 2023, there was $1,839 of unrecognized stock compensation expense related to non-vested stock options granted under the Plan. These costs are expected to be recognized over a weighted-average period of approximately 2.0 years.

The Company granted to several directors under the plan a total of 213,906 and 23,138 options during the years ending December 31, 2023, and 2022 respectively.

e.	Performance and market-based compensation:

The founder, who is a current Board member and former Chief Innovation Officer (“former CIO”) is entitled to future option allocations according to his employment contract. The allocation of a maximum total of 600,000 options with a strike price of $0.01 will depend on the increase of the Company value achieved via capital raises or a potential sale of the Company, out of which 75,000 options were granted during 2017. These options will be granted fully vested upon reaching related valuation milestones. The right to this allocation terminates 18 months after the termination of the employment in July 2024. No further options were allocated under these rights in 2023 and 2022. No other executive officers or Board members of the Company are entitled to such or similar allocations. The Company considers these allocation conditions as both market and performance conditions. They are considered market conditions since the employment contract links the option allocation to market prices for the Company’s equity. The Company also considers these allocations under performance conditions since the options’ vesting was dependent on achievement of the required valuation milestones. The associated liability was accrued as a commitment to shareholder on the Company’s consolidated balance sheets, with associated expense and change in fair value recognized within general and administrative within the statements of comprehensive loss.

Refer to note 17 for additional information.

NOTE 14 - RESEARCH AND DEVELOPMENT, NET

	Years Ended December 31,
	2023	2022	2021
Salaries and wages	$4,734	$5,557	$5,293
Share-based compensation	1,346	1,664	2,784
Rent, office and utilities, software licenses and communication	1,740	1,834	1,924
Professional services	486	556	215
Other	18	359	254
Research and development, gross	$8,324	$9,970	$10,470
Less - participation of R&D expenses (see note 2u)[1]	-	(77)	-
Research and development, net	$8,324	$9,893	$10,470

[1]	Participation of R&D expenses represents government grants received from the IIA. Refer to note 2 for additional information.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

NOTE 15 - TAXES ON INCOME

a.	Tax laws applicable to the Company and the Subsidiary:

Nuvo Group Ltd. is taxed under the Israeli income tax laws. The Israeli corporate income tax rate was 23% in 2023 and thereafter. The Company’s subsidiary in the U.S. is subject to U.S. federal tax at the flat rate of 21% in 2023 and thereafter. The Company’s subsidiary is separately taxed in the state jurisdictions it is doing business in for income tax purposes.

b.	Carry forward tax losses:

Nuvo Group Ltd. has accumulated losses for tax purposes in Israel of approximately $74,442 as of December 31, 2023 which may be carried forward and offset against future taxable income for an indefinite period.

As of December 31, 2023, the U.S. carryforward losses were $2,247. These losses may be carried forward and offset against future taxable income for an indefinite period.

c.	Tax assessments:

Tax assessments filed by the Company in Israel through the year ended on December 31, 2017 are considered to be final and tax assessments filed by the Subsidiary in the United States through the year ended on December 31, 2019 are considered to be final.

d.	Deferred taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2023 and 2022, the Company has provided a full valuation allowance in respect of deferred income tax assets. Management currently believes that it is more likely than not that the deferred income taxes regarding the carry forward tax losses and regarding other temporary differences will not be realized in the foreseeable future.

Significant components of the Company’s deferred income tax assets are as follows:

	December 31,
	2023	2022
Carry forward tax losses	$17,594	$17,372
Research and development expenses, net	1,670	1,835
Convertible loans	1,141	483
Other temporary differences	80	144
	$20,485	$19,834
Less - valuation allowance	(20,485)	(19,834)
	$-	$-

Valuation allowance
Balance at beginning of year	$19,834	$16,212
Losses during the year	651	3,622
Balance at end of year	$20,485	$19,834

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

e.	Current taxes on income

The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the change in valuation allowance in respect of tax benefits from carried forward tax losses due to uncertainty of the realization of such tax benefits.

The changes in the valuation allowance for the years ended December 31, 2023, 2022, and 2021 were as follows:

	December 31,
	2023	2022	2021
Balance at the beginning of the year	$19,834	$16,212	$12,491
Changes during the year:
Losses during the year (including foreign exchange rate effect)	651	3,622	3,721
Balance at the end of the year	$20,485	$19,834	$16,212

f.	Accounting for Uncertain Tax position

The following is a reconciliation of the total amounts of the Company’s uncertain tax positions during the year ended December 31, 2023 and 2022:

	December 31,
	2023	2022
Balance at the beginning of the year	$1,180	$413
Increase in uncertain tax position because of tax positions taken during the year:	(1,040)	767
Balance at the end of the year	$140	$1,180

Tax years as early as 2020 remain open and are subject to examination in the Company’s principal tax jurisdictions. The Company does not expect a significant change to its net unrecognized tax benefits over the next 12 months. No interest and penalties were recognized in the Consolidated Statement of Operations for the year ended December 31, 2023 or 2022, and there were no interest and penalties recognized in the statement of financial position as of December 31, 2023 and 2022. The Company classifies income tax related interest and penalties as income tax expense.

NOTE 16 – NET LOSS PER SHARE ATTRIBUTABLE TO SHAREHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to Shareholders for the periods presented:

	Year Ended December 31,
	2023	2022	2021
Numerator:
Net loss	$(33,655)	$(20,679)	$(34,512)
Denominator:
Weighted-average ordinary shares outstanding used in computing net loss per share attributable to shareholders	15,495,298	15,477,374	15,391,244
Weighted average fully vested options and warrants for the Company’s Ordinary Shares at an exercise price of NIS 0.01 per share	2,551,444	1,546,023	1,573,483
Weighted average number of shares	18,046,742	17,023,397	16,964,727
Net loss per share attributable to shareholders, basic and diluted	$(1.86)	$(1.21)	$(2.03)

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

The potentially dilutive options to purchase Ordinary Shares that were excluded from the computation amounted to 3,642,987, 3,160,699, and 3,454,104 options for the years ended December 31, 2023, 2022, and 2021, respectively, as their effect is anti-dilutive. As a result, diluted net loss per share is the same as basic net loss per share for each of the periods presented.

In addition, the Company has not considered the effect of the potential conversion of the SAFEs (see Note 9), Convertible Loans, Bridge Loans (see Note 10), or Redeemable Crossover Preferred Shares Liability (see Note 8) to Ordinary Shares of the Company in the calculation of diluted net loss per share since the conversion of these instruments is contingent upon the occurrence of future events.

NOTE 17 - RELATED PARTIES

Related party balances within the consolidated balance sheets as of December 31, 2023 and 2022 were as follows:

	December 31,
	2023	2022
SAFE liability due to related parties	$349	$571
Convertible loans due to related parties	$2,416	$2,349
Crossover preferred shares and incentives shares issued to related parties	$596	$-
Bridge loans due to related parties	$400	$-

Interest expense due to related parties in connection with the convertible loans during the years ended December 31, 2023, 2022, and 2021 was $749, $21, and zero, respectively. Interest expense due to related parties related to the bridge loans was immaterial during the year ended December 31, 2023. See Note 10 for additional information.

During the year ended December 31, 2023, the Company issued 113,855 warrants with a total associated value of $193 to related parties. See also Note 10 and Note 13.

Cross-over Preferred Shares

During the year ended December 31, 2023, the Company received several investments from related parties. These investments totaled $245 and were subsequently converted into 34,868 Redeemable Crossover Preferred shares. Additionally, during the year ended December 31, 2023, the Company received investments of $600 from a related party that was subsequently converted into 85,390 Redeemable Crossover Preferred shares. The individual was no longer a related party as of December 31, 2023. Refer to Note 8 for additional information.

Related Party Expenses

In relation to a service agreement with a related party to provide project-based work services, during the years ended December 31, 2023 and 2022, the Company received such services for total consideration of $182 and $45, respectively. The Company did not incur related party service expenses during the year ended December 31, 2021. The expense was recognized within research and development on the consolidated statements of comprehensive loss.

In relation to a service agreement with a related party to provide advisory services, during the year ended December 31, 2023, the company received such services for total consideration of $50. The expense was recognized within general and administrative on the consolidated statements of comprehensive loss. The Company did not incur any expenses with this related party during the years ended December 31, 2022, or 2021.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

In July 2023, the Company entered into a consulting services agreement (the “Consulting Agreement”) with an entity wholly owned and controlled by the Company’s Interim Chief Financial Officer as of August 2023 (“the Consulting Company”), to provide consulting services to the Company. Pursuant to the Consulting Agreement, the Company will pay the Consulting Company an annual retainer of $300,000 to be paid as follows: (i) 50% in cash and (ii) 50% by way of fully-vested options to purchase the Company’s Ordinary Shares issued under the Company’s Plan. During the year ended December 31, 2023, the Company granted 60,000 fully vested options and recognized related shared-based compensation expenses of $157 and consulting expenses of $75 within general and administrative on the consolidated statements of comprehensive loss.

Commitment to Shareholder

On November 17, 2021, the Company entered into an agreement with its former CIO pursuant to which, the Company, subject to certain conditions, agreed to issue to the former CIO options to purchase 346,575 Ordinary Shares at an exercise price of NIS 0.01. In exchange for the issuance of the foregoing options, the former CIO agreed to waive the Company’s previously agreed obligation to pay any taxes resulting from the exercise of 346,575 options granted to him as part of the Company’s December 2014 financing round and any taxes resulting from the sale of those options. In addition, the Company agreed to reimburse the former CIO for expenses related to a tax ruling in connection with Company’s securities previously granted to him. Because these present obligations are considered probable by the Company and arise as a result of past transactions and events, the Company considers these obligations as liabilities under US GAAP. As of December 31, 2022 the Company accrued a liability measured at fair value of approximately $1,945, with changes in fair value of $1,036 recognized in general and administrative on the consolidated statements of comprehensive loss. During the year ended December 31, 2023, the Company granted the options and de-recognized the commitment to shareholder liability and recorded the settlement of $909 within additional paid-in capital on the balance sheet.

On May 29, 2023, the Company entered into an employment termination agreement (the “Termination Agreement”) with its former CIO effective January 31, 2023:

1.	As per the Termination Agreement, the Company agreed to pay the former CIO the following:

A.	12 monthly payments, equivalent to approximately $32 and totaling of approximately $384.

B.	Severance payments in respect of all employment’s periods, by no later than December 31, 2023, totaling of approximately $177.

C.	All other amounts that have not been distributed, as of the Termination Agreement date, to his pension funds during the term of his employment in a total amount of approximately $32.

2.

In August 2023, following the BCA and the Redeemable Crossover Preferred shares agreements all the conditions set forth in the Termination Agreement, between the Company and the former CIO related to an option allocation in conjunction with waiving a tax liability, were met and in September 2023, 346,575 options were granted to the former CIO as a result. When the options were granted, the Company de-recognized the commitment to shareholder liability and recognized the gain on extinguishment which is recorded within general and administrative expenses on the consolidated statements of comprehensive loss.

NUVO GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(U.S. dollars in thousands, except share data)

NOTE 18 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the consolidated balance sheet date through May 7, 2024, the date at which consolidated financial statements were available to be issued.

In January 2024, the Company recorded $988 as additional paid-in capital upon issuance of the 600,584 warrants for the Bridge Loan program funding. Refer to Note 10 for further information.

In February 2024, the Chief Executive Officer (“CEO”) Kelly Londy resigned after accepting a leading position at a non-competitive multinational healthcare company. Following the departure, Board member Rice Powell assumed the position of CEO and Kelly Londy joined the Company’s Strategic Advisory Council.

In February through April of 2024, the Company obtained additional financing through the Bridge Loan program as described in Note 10, in the amount of $3,014. Further, all of the existing loan agreements were amended to extend the initial repayment option to subsequent to the closing of the de-SPAC transaction and shorten the longest repayment term.

In March 2024, the Board of Directors of the Company approved a stock option repricing (the “Option Repricing”), which was effective on March 26, 2024, (the “Repricing Date”). The Option Repricing applied to outstanding options to purchase ordinary shares of the Company that, as of the Repricing Date, are held by employees of the Company and had an exercise price per share greater than $2.80. As of the Repricing Date, 1,041,966 outstanding options were repriced such that the exercise price per share was reduced to $2.80 effective as of March 26, 2024.

In March 2024, the Board of Directors of the Company granted 750,000 new hire options to the Company’s CEO and 140,000 new hire options to the Company’s CFO. The options vest over a period of two to four years.

On May 1, 2024, the Company completed its previously announced de-SPAC merger transaction with LAMF. Each Nuvo Share issued and outstanding will, by virtue of the Acquisition Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, automatically be deemed to have been transferred and automatically deemed for all purposes to represent only the right to receive a number of Holdco Ordinary Shares equal to the Equity Exchange Ratio. Refer to Note 1 for additional information.